Exhibit 10.9

LEASE AGREEMENT

LEASE AGREEMENT, made this 8 day of Sept, 2005 between SITTERLY ASSOCIATES II, LLC, a New York limited liability company with offices c/o Abele Builders, Inc., 14 Corporate Drive, Clifton Park, New York 12065 (the “Landlord”), and DAYSTAR TECHNOLOGIES, INC., with an office at 13 Corporate Drive, Halfmoon 12065 (the “Tenant”).

Recitals. This Lease Agreement (also sometimes called “this Lease”) is made with reference to the following facts:

A. Landlord currently owns a 2 story building containing ± 51,200 square feet located on a certain parcel of land at 21 Corporate Drive, Halfmoon, New York (the “Building”). Such parcel of land and the Building are hereinafter sometimes referred to collectively as the “Property”. A drawing of the Building and Tenant’s space in the Building (exclusive of its share of common area) is attached hereto as Exhibit A.

B. The Landlord desires to rent to Tenant ±5,538 square feet of the Building inclusive of Tenant’s proportionate share of common area (“Leased Property” or “Leased Premises”), and the tenant desires to lease the same, upon the terms and conditions set forth herein.

NOW, THEREFORE, the Landlord and Tenant agree as follows:

1. Leasing. The Landlord hereby leases to Tenant for a term of three (3) years and nine (9) months beginning on the Lease Commencement Date as defined in Subparagraph 3(B) below, the Leased Property.

2. Construction by Landlord and Tenant and Contingencies.

(A) Construction by Landlord. The Landlord shall, at its sole cost and expense, subject to Paragraph 36 hereof, perform the fit-up work described in Exhibit B by October 1, 2005 (“Landlord’s Work”). Landlord shall endeavor to have Tenant fit-up “punch list” work completed by the applicable subcontractor as soon as reasonably possible, and generally within sixty (60) days of the Rent Commencement Date, but tenant shall have no right to withhold rent based on the lack of completion of the “punch list” work.

(B) Construction by Tenant and Tenant’s Access During Construction. The Tenant, its agents, employees and contractors at Tenant’s own cost and expense may enter upon the Leased Premises at all reasonable times after the date hereof for the purpose of installing improvements, fixtures and other equipment, upon the express condition that prior to such entry, Tenant or Tenant’s contractors obtain and thereafter maintain comprehensive general liability insurance including Landlord as an additional insured.

(C) Intentionally Deleted.

(D) Intentionally Deleted.

(E) Contingencies. The obligations of Landlord and Tenant under this lease are contingent upon the completion, or waiver, of Landlord obtaining to its sole satisfaction and discretion (a) all necessary governmental approvals for leasing of space in the Building to Tenant and (b) the approval by Landlord’s mortgagee of this Lease and a Subordination, Non-Disturbance and Attornment Agreement reasonably agreeable to the Tenant. Each party will cooperate with the other in pursuit of the satisfaction of these conditions.

3. Lease Term.

(A) Intentionally Deleted.

(B) Lease Commencement Date. The commencement date for the lease term (the “Lease Commencement Date”) shall be October 1, 2005, subject to the satisfaction of the contingencies in Paragraph 2(E).

(C) Intentionally Deleted.

(D) Intentionally Deleted.

(E) Intentionally Deleted.

(F) Intentionally Deleted.

(G) Duration of Term. The lease term shall expire June 30, 2009 (the “Initial Term” or “Term”).

4. Rentals.

(A) Definitions. The term “Rent” or “Rents” shall mean all Base Rents (see subparagraph 4 (B)), and all items denominated as Additional Rent (hereinafter defined) pursuant to various provisions of this Lease.

(B) Base Rent. The Tenant shall pay to the Landlord the annual Base Rent of $12.50 per square foot during the Term, which is agreed to be annual Base Rent of $69,225.00.

Base Rent shall be computed on the basis of the actual square feet encompassed within the Lased Premises (±4,713 sq. ft.) plus the square feet representing the proportionate share of common area within the Building (±825 sq. ft.). Each payment of Base Rent is net to Landlord and to that end all costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Property which may arise during the term hereof (and extended term if any) shall be paid by Tenant, unless otherwise specifically set forth herein. Tenant shall pay the Base Rent in twelve (12) equal monthly installments of $5,768.75 due on the 1st day of each calendar month during the Term.

(C) Place and Manner of Payment. All payments of Rent shall be made by the Tenant to the Landlord without notice or demand. All Rents shall be payable at the Landlord’s address as specified above, or at such other place as Landlord may from time to time designate in writing. All Rent shall be payable by Tenant’s check or, if requested by Landlord, by certified or bank cashier’s check or by wire transfer. Payment of Rent shall commence on the Lease Commencement Date. Rents for any partial month at the beginning or end of the lease term shall be prorated, on a daily basis. The extension of the time for payment of any installment of Rent, or the acceptance by the Landlord of any payment of any installment of Rent, or the acceptance by the Landlord of any payment of other than of the kind or within the time herein specified, shall not be deemed a waiver of the Landlord’s right to insist upon having all other payments of Rent made in the manner and at the time herein specified. All Rent shall be paid to the Landlord without any abatement, deduction or set-off of any kind or nature whatever, except as herein specifically provided otherwise.

(D) Late Charge. Tenant acknowledges that Landlord intends to utilize the Rent payments to pay Landlord’s mortgage lender and fund Landlord’s tax and insurance escrow and that any delay by Tenant in making its Rent payments may cause the Landlord to incur late payment penalties and additional charges under the terms of its mortgage loan. Accordingly, Tenant shall pay Landlord a late charge of five (5%) of any payment of Base Rent or Additional Rent not received by Landlord within five (5) days of its due date.

5. Operating Expenses and Other Charges.

(A) Each payment of Base Rent is net to Landlord and to that end, Tenant shall pay, in addition to the Base Rent, its proportionate share of “Operating Expenses” as hereinafter defined. Tenant’s proportional share shall be determined through the use of formula: quotient of (a) divided by (b) times (c) equaling amount due. For the purpose of the calculation a equals the amount of floor space rented by the tenant, b equals the total amount of rentable floor space in the Building and c the total amount of Operating Expenses. Landlord estimates the Operating Expenses upon which payments for the year 2005 will be based to be $4.14 per square foot of rentable floor space per annum. Payments for subsequent calendar years shall be based on the prior calendar year’s actual Operating Expenses. The Landlord shall compute the amount due from the Tenant pursuant to this Paragraph, and Tenant shall pay such amount in equal monthly installments with the Base Rent. Increases in operating expenses shall not exceed 10.0% over any prior year’s operating expenses, except in the event of a change in the existing tax abatement from the Saratoga County IDA. Landlord represents and Tenant acknowledges that the amount of such abatement began to be adjusted in 2002.

(B) Following the end of each calendar year during the lease term, Landlord shall furnish to Tenant a comparative statement (the “Statement”) certified by Landlord showing Tenant’s proportional share of the Operating Expenses during the year and the amounts paid by Tenant attributable to such year. Any overpayment or any underpayment by Tenant shall be promptly adjusted by payment, within fifteen (15) days of the balance of any underpayment, subject to the maximum per year increase in Paragraph 5(A), for such year by Tenant to Landlord, or by Landlord to Tenant of the balance of any overpayment for such year.

(C) “Operating Expenses” include all expenses incurred in connection with the operation of the Building, including utilities both for common areas and for all rentable floor space in the building, subject to Paragraph 6 hereof if and when utilities are separately metered (all power sources such as gas and electric necessary for power, light, heating and cooling of the Building), water and sewer rents, State, County, City and School Taxes and any other governmental charges and assessments, including payments in lieu of taxes, payable due to the ownership and/or operation of the Building (but excluding all income taxes or sales taxes therefrom), insurance (including but not limited to fire and extended coverage, rent abatement or rent interruption, general liability with umbrella coverage, workman’s compensation), snow removal, ground maintenance, maintenance and service contracts, materials and replacement parts, plumbing service, license, permit and inspection fees (except for new construction or alterations), and salaries of personnel engaged in administration, operation and maintenance of the Building, including payroll taxes and other fringe benefits related thereto, administration and management costs (being 5% of gross rents). Notwithstanding Paragraph 5(A) above, in the event that there is a disproportionate use of utilities by any tenant of the Building, each tenant’s share of such utilities shall be based upon an independent engineering study of such use, as opposed to such tenant’s proportionate share of leased space of the Building. To the extent that any component of Operating Expenses is directly allocable to any single suite or suites in the Building, whether by separate meter, direct payment or otherwise, the Operating Expenses and Tenant’s proportionate share shall be adjusted accordingly. Notwithstanding anything contained in this Lease to the contrary, Operating Expenses shall not include any of the following expenses: (a) repairs or other work occasioned by fire, windstorm or other casualty of an insurable nature or by the exercise or eminent domain; (b) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants; (c) renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of the Building; (d) Landlord’s cost of electricity and other services that are sold to tenants and for which Landlord is entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenant; (e) costs incurred by Landlord for alterations or improvements which are considered capital improvements or replacements under generally accepted accounting principles, except where such capital improvements or replacements under generally accepted accounting principles, except where such capital improvements or replacement results in a net reduction in Operating Expenses after the cost of the improvement or replacement is amortized and charged to Tenant over the useful life of the improvement or replacement; (f) depreciation and amortization except as provided above; (g) expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant; (h) costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease; (i) interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; (j) any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority; (k) wages, salaries, or other compensation paid to any executive employees above the grade of building superintendent; (l) costs incurred in the removal of asbestos or other substances considered to be detrimental to the health or the environment of occupants of the Building; (m) costs associated with compliance with general building codes, which codes were enacted prior to Tenant’s occupancy, whether such work is performed before or after the Lease Commencement Date; (n)

costs which are reimbursed to Landlord by insurance proceeds or any other third party (except other tenants’ share of Operating Expenses; and (o) costs incurred by Landlord in connection with selecting and effecting a change to any new utility provider, except where such change results in a net reduction in Operating Expenses after the costs of such change are amortized and charged to Tenant in accordance with generally accepted accounting principals. The Landlord will make a “best effort” to secure continued tax abatement from the Saratoga County IDA.

(D) Landlord shall keep all its books and records upon which the Statement is based and make all calculations in connection therewith in accordance with generally accepted accounting principles consistently applied.

6. Tenant’s Operating Expenses. At such time, if any, as Landlord determines to separately meter utilities, Tenant shall arrange for all utility meters for the Leased Premises to be placed in its name for its account. Prior thereto, Tenant shall pay its pro-rate share of electrical and other utility usage as a component of Operating Expenses under Paragraph 5 hereof. The Tenant shall be solely and separately responsible for payment of all separately metered electrical, gas and heating oil charges, and Tenant shall also be responsible for janitorial services for the Leased Premises. Normal office trash only shall be placed in the dumpster provided by Landlord. Large packaging and similar materials shall be Tenant’s obligation to remove and shall not be placed in the dumpster. Tenant shall maintain the thermostat setting in the Leased Premises at a minimum of 55E to prevent water lines located inside the Building from freezing and to prevent other temperature related damages.

7. All Sums Denominated Additional Rent. All taxes, charges, costs and expenses which the Tenant is required to pay or reimburse the Landlord (in whole or in part) under this Lease, together with all interest and penalties that may accrue thereon, and all damages, costs and expenses which Landlord may incur by reason of any default or other failure on Tenant’s part to comply with the terms of this Lease, shall be deemed to be Additional Rent and, in the event of non-payment by Tenant, Landlord shall have all the rights and remedies with respect thereto as the Landlord has for the non-payment of base rent. Landlord represents and warrants that the HVAC and electrical services for the Leased Premises are in good working order and that to the best of Landlord’s knowledge, the Building is in compliance with the New York State Uniform Fire Protection and Building Code.

8. Tenant’s Acceptance of Property. Tenant has inspected and shall accept the Leased Premises in “as is” condition as of the date of this Lease, excepting, however, latent defects.

9. Access To and Use of Leased Property.

(A) Permitted Use. The Tenant shall use the Leased Property for office purposes only.

(B) Hours of Access. Tenant shall have free access to the Building 24 hours per day, 7 days per week, 365 days per year.

10. Certain Prohibitions.

(A) Prohibited Uses. Tenant shall not use or occupy, and shall not permit or suffer the Leased Property or any part thereof to be used or occupied, for any business, use or purpose which in any manner:

(1) is in violation of any present or future laws, rules, regulations or ordinances, applicable to Tenant or to the Leased Property;

(2) would violate the Certificate of Occupancy affecting the Leased Property;

(3) would make void or voidable any insurance then in force with respect to the Leased Property or which will make it impossible to obtain fire or any other insurance on the Leased Property;

(4) would be likely to cause structural damage to the Building or any part thereof; or

(5) would constitute a public or private nuisance.

The Tenant shall promptly after the discovery of any such prohibited use take all necessary steps to discontinue such use or compel its discontinuance.

(B) Obstructions. Tenant shall not obstruct or encumber the common areas, or stairways adjacent hereto, nor shall Tenant use such places for any purposes other than ingress and egress and loading and unloading of materials to and from the Leased Property.

(C) Floor Load. Tenant shall not place, or permit any Subtenant to place, a load upon any floor of the Leased Property which exceeds the load of 100 pounds per square foot live load.

11. Services Provided by Landlord. Landlord shall provide to the Leased Property and the Common Area on a twenty-four (24) hour per day, seven (7) day a week basis elevator service, heating, ventilation, air-conditioning, electricity, water and sewage service for the use of Tenant. Tenant shall, at its sole cost and expense, pay or cause to be paid all charges (including any deposits) for telephone or other services or utilities furnished to the Premises.

12. Quiet Enjoyment. The Tenant, upon payment of all rents reserved and upon the performance of all the terms and conditions of this Lease, shall, during the lease term and any extended terms, peacefully and quietly enjoy the Leased Property without any disturbance from Landlord or from any other person claiming from or through Landlord.

13. Rights of Mortgagee. Landlord shall cause the mortgage(s) or other lending documents to provide that the lender shall not have any right to terminate this Lease, provided that the Tenant is not in default beyond any applicable notice and cure period under the terms of this Lease and enters into an attornment agreement satisfactory to such lender. Landlord shall obtain from each current mortgagee a Subordination, Non-Disturbance and Attornment Agreement reasonably agreeable to the Tenant.

14. Repairs and Maintenance. The Tenant shall during the term of this Lease (and any renewals or extensions thereof), at Tenant’s sole cost and expense, maintain, repair and keep the Leased Property in as good condition as it was at the date of commencement of this Lease, reasonable use, wear and tear excepted. It is recognized by both Landlord and Tenant that the roof previously leaked and Landlord has previously repaired the roof and the Landlord agrees to further maintain in good order and repair the roof, roof covering, exterior walls, plumbing, electrical, HVAC, and other major building systems and other structural components of the Building, and to repair the Tenant’s rentable space as necessary, at the sole expense of Landlord, to the reasonable satisfaction of Tenant, if the need for repair to Tenant’s rentable space is due to Landlord’s failure to maintain the roof or other structural components of the Building. Landlord further agrees to maintain and repair the common areas of the Building in a first class condition at the sole expense of Landlord.

15. Compliance With Laws and Regulations.

(A) Tenant, at Tenant’s sole cost and expense, shall comply with all laws, orders, rules and regulations of any governmental unit and with any direction of any public officer, which shall impose any duties or obligations concerning Tenant’s use or occupancy of the Leased Property, including but not limited to all environmental laws, rules and regulations relating to the generation, storage and disposal of waste which are applicable to Tenant’s use of the Leased Property. The Tenant, at its sole expense, shall obtain all licenses or permits which may be required for the conduct of its business within the Leased Property, or for the making of repairs, permitted alterations or improvements, or additions. Landlord, where necessary and at Tenant’s sole cost and expense, agrees to join with Tenant in applying for all such licenses or permits.

(B) The Tenant shall comply with any and all requirements of all policies of fire, public liability and other types of insurance at any time in force with respect to the Leased Property issued by the Board of Fire Underwriters, or by any other body exercising similar functions.

(C) Tenant shall promptly give notice to the Landlord of any notice of violation received by Tenant. Without diminishing any obligation of the Tenant, if Tenant shall at any time fail to pay any fine and/or correct with reasonable promptness any such notice of violation, Landlord, after ten (10) days’ prior written notice to the Tenant, may pay such fine and/or correct such violation and the amount of such fine and the reasonable costs and expenses of Landlord in correcting such violation shall be paid by the Tenant. All such payments, costs and expenses shall be deemed Additional Rent.

(D) Tenant shall have the right to contest by appropriate legal action or proceeding in the name of the Tenant or Landlord or both, the validity or application of any such law, and Landlord shall cooperate with Tenant and will execute and deliver any appropriate papers which may be necessary to permit Tenant to contest the validity or application thereof, provided that

Tenant shall be solely responsible for all legal work and other professional costs and expenses incurred in connection therewith.

16. Surrender. At the expiration of the lease term, Tenant shall surrender the Leased Property in as good condition as it was at the beginning of the term, reasonable use, wear and tear and damage by casualty or condemnation which results in termination of the lease excepted. The Tenant shall surrender the Leased Property broom clean, and shall remove any furniture, furnishings, fixtures, and equipment which were contained in or installed by Tenant upon the Leased Property. In the event any such removal causes damage to the Building’s components, Tenant shall promptly correct the same by restoration to the condition that existed prior to installation of any such property. Any of Tenant’s property not removed within thirty (30) days after the expiration of the lease term shall, at the option of the Landlord, became the property of Landlord. In removing such property after expiration of the lease term, Tenant shall not interfere with use of the Leased Property by any replacement tenant.

17.	Alterations and Improvements.

(A) Landlord’s Consent. Tenant shall have the right to make changes and non-structural alterations, additions or improvements in or to the Leased Property so long as the same do not affect the electrical or mechanical systems of the Buildings. Tenant shall not make, or cause or permit the making of, any structural alterations, additions or improvement, (or otherwise affect the electrical or mechanical systems) including demolition and rebuilding in or to the Leased Property without obtaining Landlord’s prior written consent thereto in each instance. Plans and Specifications showing the proposed structural alterations, additions and improvements shall be submitted to Landlord for approval as part of the application for Landlord’s consent. Landlord’s consent shall not be unreasonably withheld.

(B) Compliance with Laws. In making, or causing to be made, any alteration, addition or improvement, Tenant shall comply with all applicable laws, regulations, ordinances and orders and shall at its sole cost and expense procure all requisite government approvals, authorizations and permits. Landlord will, on written request from Tenant, execute any documents necessary to be signed on its part to obtain any such permits.

(C) Performance of the Work. All alterations, additions and improvements made by Tenant shall be made in a good and workmanlike manner and shall be completed promptly. At all times when any such work is in progress, Tenant shall maintain or cause to be maintained adequate Worker’s Compensation insurance covering all persons employed in connection with the work, and comprehensive general public liability insurance for the mutual benefit of Landlord and Tenant for the purposes and in the amounts as Landlord may reasonably require.

(D) Permits. No alterations or improvement shall be undertaken until the Tenant has procured and paid for all required permits and authorizations from the appropriate governmental unit(s).

(E) Improvements Become Landlord’s Property. As to any alteration or improvement which Landlord does not require to be removed by Tenant at the expiration of the lease term, (Landlord shall notify Tenant of any obligation to so remove in writing no later than 120 days prior to the expiration of the term) the components of such alteration or improvement shall become the absolute property of Landlord at the expiration of the lease without payment of any consideration herefore unless such alteration or improvement is readily portable and Tenant desires to remove same, in which case Tenant may do so. Tenant shall have the option to remove any improvements and restore the Leased Property to its original condition at Tenant’s sole cost, provided such removal is completed in the time and manner required under Paragraph 16.

(F) Additional Conditions to Alterations. Before making final payment with respect to any permitted work, the Tenant shall deliver to Landlord written waivers of lien by any architect, engineer, contractor, materialman, laborer or other persons supplying materials or labor in connection with the improvement or alteration whereby such person waives any lien upon or against the Leased Property, or the Building, or the interest of the Landlord therein.

(G) Removal of Liens. Tenant shall not permit any mechanic’s lien or other similar lien to be filed against the Leased Property or the Building or against the Landlord’s interest in the same by reason of any work, labor, services or material supplied for any alteration or improvement or other work performed by or on behalf of Tenant in connection with the Building or the Leased Property. If any lien shall at any time be filed against the Leased Property, Tenant shall, within thirty (30) days after written notice from Landlord, cause such lien to be discharged of record, by payment, deposit, bond or court order. If Tenant fails to discharge such lien with in such thirty (30) day period, then, in addition to (and not in lieu of) any other right or remedy of the Landlord, the Landlord may, but shall not be obligated to, discharge such lien either by payment, deposit, bond, court order or otherwise. In such event, Landlord shall be entitled to be reimbursed by Tenant for any payment made to satisfy or discharge such lien (including, without limitation, legal costs and expenses and bond premiums) together with interest thereon at the prime rate of Key Bank of New York plus three (3%) percent per annum, computed as to each item from the date of payment by Landlord. All such sums shall be construed as additional rent. Nothing in this paragraph shall be construed in any way as constituting the consent or request of the Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration, or repair of or to the Leased Property, or as giving the Tenant the right, power or authority to contract for or permit the rendering of any service for the furnishing of any material without the Landlord’s prior written consent as provided above.

18.	Landlord Rights Upon Tenant’s Default.

(A) Definition of Default. A “default” is defined as follows:

(1) If the action or proceeding is commenced by or against the Tenant under the federal bankruptcy laws or any other federal or state insolvency laws, and the same is not discharged within sixty (60) after commencement.

(2) If any trustee, receiver, or committee for the benefit of creditors is appointed for Tenant or Tenant’s property and the same is not discharged within sixty (60) days after appointment.

(3) If Tenant failed to pay any Rent or any other monetary obligation under this Lease and such failure is not cured within (10) days after written notice of default.

(4) If this Lease is assigned or the Leased Property or any portion thereof is sublet, other than in accordance with the terms and conditions of the Lease Agreement and such default is not cured within thirty (30) days after written notice.

(5) If the Tenant ceases to conduct business in the Leased Propety or allows same to become vacant for more than thirty (30) consecutive days.

(6) If Tenant fails to maintain the insurance policy and coverages(s) required herein.

(7) Intentionally Deleted.

(8) If Tenant defaults in the performance of any other term of provision of this Lease and such default is not cured within thirty (30) days after written notice of default. If it is not reasonably possible to completely cure any such default within such thirty (30) day period, a default shall be deemed to exist if Tenant fails to commence a cure within thirty (30) days or fails to diligently prosecute such cure after timely commencement. If such default by Tenant also constitutes an event of default by Landlord under any mortgage affecting the Building, and such mortgage contains shorter cure periods, the shorter time periods shall control.

(B) Tenant’s Responsibilities on Default. In the event of any default by Tenant, re-entry by Landlord, expiration or termination of the Lease or dispossess by summary proceeding or otherwise, Tenant shall be responsible for the following:

(1) Rent up to time of such re-entry, dispossess, expiration or termination of this Lease.

(2) The Present Value of Rent for the balance of the full term, all of which may, at Landlord’s option, be accelerated by Landlord and made due and payable as of the date of re-entry by Landlord, termination of the Lease or entry of a judgment of possession, whichever date first occurs. If Landlord exercises such option, the Present Value (hereinafter defined) of all such sums shall become immediately due and payable as of the date on which Landlord notifies Tenant of Landlord’s exercises of its option to accelerate as hereinabove provided, together with all sums past due. As used herein, the term “Present Value” means the present value of all sums due under the terms hereof after the date of re-entry by Landlord, termination of this Lease or entry of a judgment by possession, whichever date first occurs, discounted at the rate of eight (8%) percent per annum.

(3) The payment of all reasonable sums incurred by Landlord in putting the Premises in good order or preparing the same for re-rental, including brokerage and advertising;

(4) Reasonable attorney’s fees and expenses resulting from Landlord enforcing any of the remedies described below, or in the enforcement of this Lease or in defending and claim brought against Lessor by Lessee against which Lessor successfully defends; and

(C) Landlord’s Remedies on Default. Upon the occurance of any default, Landlord shall have the right to declare the lease term to have come to an end, and the Landlord shall have the following rights and remedies, in addition to (and not in lieu of any other rights or remedies Landlord may have at law):

(1) Re-Entry. To reenter or repossess the Leased Property, either by force, eviction proceedings, summary proceedings, surrender or otherwise, or to dispossess and remove the Tenant and other occupants, and their property and effects.

(2) Injunctive Relief. Landlord shall be entitled to enjoin breach by the Tenant of any of the terms and conditions in this Lease and in such event shall also be entitled to a preliminary injunction, temporary restraining order, or similar provisional relief.

(3) Damages. Landlord may seek monetary damages in any re-entry or summary proceeding, or commence a separate action or special proceeding against Tenant and any other responsible parties, to recover monetary damages accruing by reason of any default, together with interest, plus all reasonable attorney’s fees, disbursements, court costs and other reasonable expenses incurred in connection therewith. Monetary damages shall include, without limitation, Base Rent and all Additional Rent due at the time proceedings are commenced, rent shortages accruing thereafter as set forth in subparagraph (D) below, plus all costs associated with any reletting of the Leased Property. Landlord is under no obligation to mitigate its damages.

(4) Remedies Not Exclusive. Mention in this Lease of any particular remedy shall not preclude Landlord from any other reasonable remedy, at law or in equity, it being agreed that the rights and remedies of Landlord are cumulative.

(D) Reletting. Landlord may attempt to re-let the Leased Property, for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease. The Landlord may grant concessions in connection with such re-letting. Tenant shall also pay Landlord, as liquidated damages, the deficiency between the rents and additional rents reserved under this Lease and the rents collected or to be collected on account of the lease or leases of the Leased Property for the remaining period which would otherwise have constituted the balance of the term of this Lease. In computing such damages there shall be added to the deficiency such expenses as Landlord may reasonably incur in connection with re-letting. Any such damages shall be paid from time to time upon demand after transmittal by Landlord of its calculations of the amount then due.

Landlord, at Landlord’s option may make such alterations, repairs, replacements and/or decorations in the Leased Property as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the Leased Property.

(E) Waiver of Redemption. Tenant hereby expressly waives any statutory notice of intention to re-enter or of institution of legal proceedings for purposes of re-entry. Tenant further waives any and all rights to redeem under Section 761 of the New York Real Property actions and Proceedings Law, and under any other present or future law creating any right of redemption or similar rights in favor of tenants.

19.	Aggrieved Party’s Right to Perform Other’s Obligations.

(A) Right to Cure. If either party defaults, and the default is not timely cured, after notice, the other party shall have the option to cure such default on the other’s behalf, in which event such defaulting party shall reimburse the aggrieved party for all sums paid to effect such cure, plus interest at a rate equal to the highest prevailing prime rate charged by Key Bank of New York plus three percent (3%), calculated from the date of such payment, together with all reasonable professional fees, costs, and other expenses incurred in connection therewith. If payable by Tenant, all such sums shall be deemed additional rent hereunder.

(B) Notice to Landlord. Landlord shall in no event be charged with default in any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after written notice to Landlord by Tenant, specifically describing such failure. If Landlord commences within such thirty (30) day period and proceeds with due diligence to remedy a defect or to make any change required under this Lease, it shall not be in default.

(C) Notice to Mortgagee. If the holder of any mortgage covering the Leased Property shall have given written notice to Tenant of the address to which notices to such holder are to be sent, Tenant shall give such holder written notice simultaneously with any notice given to Landlord of any default of Landlord, and if Landlord fails to cure any default asserted in said notice within the time provided above, Tenant shall notify such holder in writing of the failure to cure, and said holder shall have thirty (30) days after receipt of such second notice to cure such default before Tenant may take any action by reason of such default.

(D) Liability of Mortgagee. No mortgagee, or its nominee, shall become liable under the provisions of this Lease unless and until such time as it becomes, and then only for so long as it remains, the owner of the Landlord’s interest in this Lease, and such liability shall be limited solely to such mortgagee’s or nominee’s interest in the Property.

(E) Liability of Landlord. Tenant shall look only to the Landlord for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) regarding the payment of money by Landlord in the event of any default by Landlord hereunder. The Landlord’s partners or principals (disclosed or undisclosed) shall not be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Tenant and Landlord or Tenant’s use and occupancy of the Leased Property.

20.	Landlord’s Right of Access and Use.

(A) Landlord and Landlord’s agents, employees, and representatives may enter upon the Leased Property upon reasonable prior notice at all reasonable times, to inspect it, to perform any work which Landlords elects or is required to undertake, or to perform any work made necessary by reason of the Tenant’s default under the Lease, and may also exhibit the Leased Property in connection with efforts to sell, lease (within the last six (6) months of the Term), or obtain financing for the Building, provided that such access does not unreasonably interfere with Tenant’s use of the Leased Property. Landlord’s right of entry shall not be deemed to impose upon Landlord any obligation or liability for the care, supervision or repair of the Leased Property other than expressly provided in this Lease.

(B) Landlord shall provide Tenant with keys for all door locks providing entry to the Building. Tenant shall provide Landlord with keys for all interior lockable doors, providing access to or within the Leased Premises upon request by Landlord. Tenant shall not change such locks without Landlord’s written consent.

(C) The making of any repairs which Landlord is required or permitted to make under this Lease shall not constitute an eviction of Tenant in whole or in part and the rent reserved shall in no way abate, while such repairs or alterations are being made, but such repairs shall be made as expeditiously as reasonably possible, and be conducted so as to minimize any unreasonable interference with Tenant’s business.

21.	Condemnation, Damage and Destruction.

(A) Restoration Time.

(1) Within fifteen (15) days from the date of any fire or casualty, the Landlord shall obtain from any reputable A.I.A. architect, a certification certifying in his/her opinion the time within which the Leased Property and the reasonable access thereto can be restored and reconstructed under standard building conditions (hereinafter called the “Restoration Time”). Landlord shall deliver such certification to the Tenant, and in the event the damages be so substantial the Leased Property cannot be restored within one hundred twenty (120) days from the date of Landlord’s receipt of the insurance proceeds, from such fire or casualty, based on the certified Restoration Time hereinabove referred to, then, in that event, either the Landlord or the Tenant shall have the right (a) within thirty (30) days after receipt of such notice to advise the other that it elects to terminate the Lease; or (b) that it requires Landlord to prosecute restoration of the Leased Property in the manner hereinafter provided. In the event the Landlord or Tenant shall elect to terminate the Lease, Tenant shall surrender the Leased Property forthwith provided that is shall continue to pay pro rata net annual Base Rent and additional rent for any portion of the Leased Property which it continues to occupy and conduct business from pending such surrender of the Leased Property.

(2) Restoration. In the event this Lease is not terminated in accordance with Section 21 (A) (1) above, the Landlord shall undertake to restore the Leased Property substantially to the condition prior to the fire or casualty subject to then applicable law, with reasonable speed and dispatch, and Landlord shall diligently prosecute reconstruction in order to restore the Leased Property for Tenant’s use as expeditiously as possible.

(3) Rent Abatement. To the extent the Leased Property is unusable for the conduct of business by Tenant after the casualty, Tenant’s obligation to pay rent shall abate and Landlord shall look to the rent insurance provided by Tenant as required hereunder.

(B) Condemnation or Taking. If there shall be a taking of all or a material portion of the Leased Property or the reasonable access thereto by federal, state, county, city or other authority for public use, or under any statute, or by right of eminent domain (a “Taking”), then this Lease shall terminate as of the date of the Taking and the rent shall be adjusted as of the date of such termination of this Lease. A Taking of a material portion of the Leased Property shall be deemed to mean a taking of such scope that the untaken portion of the Leased Property is insufficient to permit the restoration of the then existing improvements thereof so as to constitute a complete operating facility of sufficient size to permit Tenant to conduct its business in substantially the same manner as prior to the Taking.

(C) Partial Taking. If there shall be a partial Taking of the Leased Property which shall not result in a termination of this Lease as provided in Section 21 (B), then Landlord shall, at its own cost and expense, restore the remaining portion of the Leased Property within ninety (90) days from such partial Taking and the rent shall be equitably apportioned according to the space taken.

(D) Awards. All compensation awarded or paid upon such a total or partial Taking of the Leased Property shall belong to and be the property of the Landlord without any participation by the Tenant; provided, however, that Tenant shall not be precluded from prosecuting any claims directly against the condemning authority for moving expenses or other awards specifically set aside for tenants of the Building, including damages for the taking of the Tenant’s leasehold interest, provided that Landlord’s award for damages in the Taking is not reduced or diminished.

(E) No Obligation. Anything in this Paragraph 21 to the contrary notwithstanding, it is expressly understood and agreed that Landlord shall not be obligated, in its sole discretion, to repair or replace the Building, in the event that insurance or condemnation proceeds are retained by the mortgagee of the first lien or such fire, casualty or condemnation shall occur during the last year of the Initial Term or any renewal term. In such event, at either Landlord’s or Tenant’s option this Lease shall be terminated and deemed null and void and of no further force and effect, and both parties shall be released of liability one to the other, except as otherwise in the Lease provided. Landlord and Tenant agree to execute at the request of the other a lease termination agreement in recordable form to evidence the Lease termination.

22. Tenant’s Insurance. Tenant shall carry Commercial General Liability Insurance (1986 Form) written on an occurrence form for the duration of this Lease. Such insurance shall cover the Leased Premises and the Tenant’s contractual obligations as stipulated in this Lease. The Commercial General Liability policy shall reflect the interests of the Landlord as an additional insured.

Such insurance shall be provided in amounts not less than:

Coverage	Limits of Liability
General Aggregate Limit	$2,000,000
Products/Completed Operations Aggregate Limit	$2,000,000
Personal/Advertising Injury Occurrence Limit	$2,000,000
Each Occurrence Limit	$2,000,000
Fire Damage (any one fire)	$300,000
Medical Expenses (any one person)	$5,000

Prior to occupying the Leased Premises, Tenant shall provide a Certificate of Insurance to the Landlord evidencing coverages in compliance with the above requirements. The Certificate of Insurance shall provide thirty (30) days advance written notice (if reasonably available) to the Landlord in the event of the cancellation, change and/or non-renewal of the coverages certified. The Certificate of Insurance shall be renewed and filed with the Landlord annually for the duration of this Lease. A copy of the Certificate of Insurance shall be provided to Landlord upon thirty (30) days written notice.

23.	Intentionally Deleted.

24.	Assignment and Subletting, Change in Control.

(A) In General. The Tenant may not, voluntarily or by operation of law, assign, sublet, mortgage or encumber this Lease, for all or any portion of the remainder of this term, or permit a change in control of Tenant or permit a transfer of substantially all of the assets of Tenant without the express prior written consent of the Landlord in each instance which consent shall not be unreasonably delayed, conditioned or withheld. The Tenant shall remain primarily liable for the rent reserved in this Lease Agreement and the performance of all of its terms and conditions notwithstanding any such assignment or subletting, or change in control or transfer of assets. The collection or acceptance of any rent or additional rent by the Landlord shall not be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or release of the Tenant from the further performance of the terms and conditions of this Lease. Landlord’s consent to an assignment or sublease or change in control or transfer of assets shall not be construed to relieve Tenant from obtaining Landlord’s written consent for any further assignment or sublease. Change in control shall mean the transfer of 51% or more of the voting stock of Tenant or any Guarantor after the date hereof in one or more of a series of transactions, whether by sale of stock, merger, liquidation, or other transfer.

(B) Tenant may assign or otherwise transfer its rights and delegate its duties or obligations under this Agreement without the consent of the Landlord (i) to a wholly-owned affiliate, provided that Tenant shall remain liable for all obligations under this Lease notwithstanding such assignment or other transfer to its wholly-owned affiliate, or (ii) in connection with change in control or a sale or other transfer of all, or substantially all, of its assets through merger.

(C) Instruments of Assignment. No assignment or subletting or change in control of Tenant or transfer of assets of Tenant shall be valid or effective until there is delivered to Landlord a duplicate original of the written instrument of assignment or sublease containing the name and address of the assignee or subtenant and an express assumption by the assignee or subtenant or new principals of Tenant or new owner of the assets of Tenant of this Lease Agreement and of all of the obligations under this Lease to be performed by the Tenant.

(D) Instruments of Subletting. Any sublease(s) consented to by Landlord must provide that Tenant (as sublandlord) assigns all rents under the sublease to Landlord and in the event of default by Tenant hereunder upon written notice from Landlord all rents under such sublease(s) shall be paid by the subtenants to Landlord.

25.	Subordination and Attornment.

(A) Tenant recognizes that Landlord has financed all or part of the construction costs of the Building through financing which is secured by mortgages or similar encumbrances upon the land and the Building. In addition, Landlord may obtain IDA financing involving the execution and delivery of deed(s), leases, bond(s), mortgage(s) and an installment sale agreement. This Lease Agreement shall be subject and subordinate to any lease, sale agreement and mortgage(s) given to secure the financing and any other mortgage now or hereafter constituting a lien upon the Leased Property, and to all additions, increases, renewals, modifications, consolidations, replacements or extensions thereof. Although no instrument or act on the part of the Tenant shall be necessary to effectuate such subordination, the Tenant agrees to execute, acknowledge and deliver such further commercially reasonable instruments subordinating this Lease to such lease or sale agreement and mortgage. However, Landlord agrees to cause the IDA sale agreement and mortgage, or any other sale agreement or mortgage, and all other financing instruments to provide that the Lender shall not have any right to terminate this Lease, so long as Tenant is not in default under this Lease beyond any applicable notice and cure period.

(B) In the event of the cancellation or termination of the sale agreement, including any extensions or renewals, or in the event of the foreclosure of any mortgage, the Tenant shall makefull and complete attornment to the IDA and/or other lender for the balance of the term of this Lease, upon the same covenants and conditions as are contained herein, so as to establish direct privity of estate and contract between IDA and/or other lender and the Tenant with the same force and effect as though this Lease Agreement were originally made directly between them. The Tenant shall thereafter make all rent payments directly to the IDA or to the other lender, as the case may be.

26. Fees and Expenses. Should either party hereto commence an action against the other to enforce any obligation under this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other.

27.	Indemnification.

(A) Indemnification by Landlord. Landlord hereby agrees to indemnify, defend and hold harmless Tenant, its successors, assigns, subsidiaries, directors, officers, agents and employees from and against any and all damage, loss, liability or expense including, but not limited to, reasonable attorneys’ fees and legal costs, suffered by same directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to bodily injury, including death arising at any time therefrom, and property damage sustained by such person or persons which arises out of, is occasioned by or attributable to the acts or omissions of Landlord, its licensees, concessionaires, agents, employees or contractors (“Landlord Employees”), or any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, except to the extent caused by the negligence or the willful misconduct of Tenant, its employees and agents. If any proceeding is brought against Tenant by reason of any such claim, Landlord shall defend same at Landlords’ expense by counsel satisfactory to Tenant.

(B) Indemnification by Tenant. Tenant hereby agrees to indemnify, defend and hold harmless Landlord, its successors, assigns, subsidiaries, directors, officers, agents and employees from and against any and all damage, loss, liability or expense including, but not limited to, reasonable attorney’s fees and legal costs, suffered by same directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death arising at any time therefrom, and property damage sustained by such person or persons which arises out of, is occasioned by or attributable to the use or occupancy of the Leased Premises by Tenant, the acts or omissions of Tenant, its subtenants, licensees, concessionaires, agents, employees or contractors (“Tenant Employees”), or any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, except to the extent caused by the negligence or willful misconduct of Landlord, its employees and agents. If any proceeding is brought against Landlord by reason of any such claim, Tenant shall defend same at Tenant’s expense by counsel satisfactory to Landlord.

(C) Survival. The foregoing indemnities shall survive the expiration of the Term or any other termination of this Lease. Notwithstanding the foregoing, Landlord and Tenant agree that neither party hereto is indemnifying the other for the acts of third parties who are not Landlord Employees (for whom Landlord shall bear responsibility) or Tenant Employees (for whom Tenant shall bear responsibility). Each party’s agreement to indemnify and hold the other party harmless pursuant to the foregoing is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be maintained under this Lease by Tenant or Landlord, with the indemnitor in each such case having the right to the benefit of any available insurance proceeds as a setoff and/or mitigation of any indemnity amounts paid.

(D) Limitation of Liability. Neither party shall be liable to the other party for special or consequential damages as a result of any breach of any provision of this Lease or any negligent act or omission.

(E) Subrogation. Upon either party’s fully assuming and performing its obligations as set forth in subparagraph (A) or subparagraph (B) hereof, whichever is applicable, such party (the “Indemnifying Party”) shall be subrogated to any rights of the other party (the “Indemnified Party”) against any third parties. The Indemnified Party shall promptly notify the Indemnifying Party of any claim asserted against the Indemnified Party on account of any injury or claimed injury to persons or property and shall promptly deliver to the Indemnifying Party the original or a true copy of any summons or other process, pleading, or notice issued in any suit or other proceeding to assert or enforce any such claim. The Indemnifying Party shall have the duty to defend any such suit, to the extent of its indemnification as set forth in subparagraph (A) or (B) above whichever is applicable, is applicable thereto.

(F) Insurance. The Indemnifying Party’s obligation to indemnify the Indemnified Party hereunder shall only apply to the extent any liability, loss or expense incurred by the Indemnified Party (including reasonable attorneys’ fees) is not covered by insurance maintained by Indemnified Party.

28. Waiver of Subrogation. Without affecting any other rights or remedies, each party to this Lease herby releases and relieves the other party (including such other party’s officers, directors, agents, representatives, employees, affiliated corporations, partners, managers, successors and assigns) and waives its right to recover damages (whether in contract or tort) against such other party (and such other party’s officers, directors, agents, representatives, employees, affiliated corporations, partners, managers, successors and assigns), for any and all losses and damages to the waiving party, or to any property of the waiving party, arising out of or incident to any peril covered by insurance maintained by the waiving party, arising out of or incident to any peril covered by insurance maintained by the waiving party as required by the terms in this Lease, but only to the extent of such insurance. Each party to this Lease agrees to cause its insurer(s) to include a waiver of subrogation rights provision in the policies of insurance required to be maintained pursuant to this Lease.

29. Notices. Any notice, consent or request required or permitted under this Lease Agreement shall be in writing and will be deemed sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, to the respective parties at the following addresses:

If to Landlord:	Sitterly Associates II, LLC
c/o Abele Builders, Inc.
14 Corporate Drive
Clifton Park, New York 12065
Attn: Edward P. Abele

If to Tenant:	Daystar Technologies, Inc.
13 Corporate Drive
Halfmoon, New York 12065

30.	Modification and Waivers:

(A) No Oral Modifications or Discharge. This Lease Agreement may not be discharged or terminated, nor may it be changed, modified or supplemented orally, but only by a document in writing, signed by both Landlord and Tenant.

(B) Modification at Request of Mortgage Lenders. If, in connection with obtaining temporary or permanent financing for any portion of the Leased Property, any lender shall request reasonable modifications of the Lease as a condition to such financing, Tenant agrees that Tenant will not unreasonably withhold, delay or defer the execution of a modification agreement, provided such modifications do not increase the financial obligations of tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s reasonable use and enjoyment of the Leased Property.

(C) No Waiver by Implication: No Oral Waivers. The failure of either party to seek redress for any default, or to insist upon the strict performance of any covenant or condition of this Lease shall not constitute an implied waiver, and shall not prevent any subsequent act or omission from having all the force and effect of any original default. The receipt by Landlord of rent or payment of rent by Tenant with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by either party, unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

31. Security Deposit. The Tenant will deposit the sum of zero (0) month’s Base Rent and Additional Rent contemporaneously with execution of this Lease, as security for the full and faithful performance by the Tenant of all of the terms, covenants and conditions of this Lease upon the Tenant’s part to be performed. Provide that Tenant is not in default under any of the terms and provisions of this lease, the security deposit shall be returned to Tenant; otherwise, it shall be used to restore the Leased Premises to the condition required by the terms of this Lease or otherwise applied against Tenant’s obligations in the event of a default.

32. Memorandum of Lease. The Lease Agreement shall not be recorded. Landlord and Tenant shall, at the request of either party, execute and deliver a memorandum of this Lease Agreement in proper form for recording, but the memorandum shall not in any circumstances be deemed to modify or change any of the provisions of this Lease Agreement, the provisions of which shall in all instances prevail.

33. Estoppel Certificates. Each party agrees at any time, and from time to time, upon not less than fifteen (15) days prior notice by the other party, to execute, acknowledge, and deliver to the other party, a statement in writing certifying (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) stating the dates to which the fixed base rent and additional rent have been paid, and stating whether or not to the best knowledge of the signer, there exists any default beyond any applicable notice and cure period by the other and, if so, specifying each such default. It is the parties intent that any such statement delivered pursuant hereto may be relied upon by the other party and by any mortgagee or prospective mortgagee of any mortgage affecting the Building or Tenant’s interest in this Lease, and by any subtenant or assignee.

34. Environmental Matters. Insofar as they are applicable to Tenant’s use of the Leased Premises, Tenant shall comply with all environmental laws, which include all federal, state, local and municipal laws, statutes, ordinances, rules, regulations, orders, decrees or requirements for regulating relating to, or imposing liability or standards of conduct concerning the use, storage, treatment, transportation, manufacture, refinement, handling, production and disposal of all waste generated on the Leased Property, hazardous materials covered by any Environmental Law, or otherwise pertaining to environmental protection, as now or at any time hereafter in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601; the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613; Toxic Substances Control act of 1976; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901; the Occupational Safety and Health Act, 29 U.S.C. Section 655 and Section 657; the Clean Air Act, 42 U.S.C. Section 7401; the Clean Water Act, 33 U.S.C. Section 1251; the New York State Environmental Quality Review Act, New York State Environmental Conservation Law, Section 8-1101; the New York Environmental Conservation Law, together with all amendments thereto, substitutions therefore, rules and regulations promulgated thereunder and all amendments to and substitutions for the rules and regulations (the aforementioned are called the “Environmental Laws”). Tenant shall defend, indemnify and hold harmless the Landlord and the Landlord’s employees, agents, partners, officers, directors and trustees from any and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and/or expenses of whatever kind or nature and/or any other environmental clean-up of any kind or description, known or unknown, contingent or otherwise, arising out of or in any way relating to any violation of any Environmental Laws arising out of Tenant’s use of the Building and Leased Property and caused by Tenant, its employees, contractors, invitees or such other persons under Tenant’s control. Landlord represents to Tenant that to the best of Landlord’s knowledge, as of the date hereof there are no material violations of any environmental law or any of the above cited statutes. Notwithstanding the foregoing, Tenant shall have the right to use and store at the Leased Property in compliance with applicable laws reasonable quantities of office products and cleaning supplies.

35.	Construction and Miscellaneous.

(A) Governing Law. This Lease shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(B) Grammatical Usage. In construing this Lease, feminine or neuter pronouns shall be substituted for those masculine in form, and vice versa, and plural terms shall be substituted for singular and singular for plural, in any place in which the context so requires.

(C) Terms Inclusive. The term “Landlord” and “Tenant” shall include the parties named in this Lease, their legal successors in interest, and all permitted subtenants or assigns.

(D) Captions. Captions are inserted in the Lease only as a matter of convenience and for reference and in no way define, limit or describe the scope of intent of this Lease Agreement or in any way affect this Lease.

(E) Severability. If any term or provision of this Lease shall, to any extent, be declared to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and the balance of the terms and provisions of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

(F) Counterparts. This Lease Agreement may be executed in several counterparts, and any signed counterpart shall constitute a legal original for all purposes. Any such counterparts may be introduced into evidence in any action or proceeding without having to produce the others.

(G) Consent. Whenever either party’s consent or approval shall be required herein, unless such consent or approval is expressed herein as being in the sole or absolute discretion of such party, such consent or approval shall not be unreasonably or arbitrarily withheld, conditioned or delayed, and shall be deemed to have been given, unless within thirty (30) days of the other party’s request therefor, the party whose consent has been requested notifies the other that it is denying such consent or approval, stating in such notice the reasonable grounds therefor.

(H) Intentionally Deleted.

(I) Force Majeure. If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of acts of God, governmental emergencies, strikes, lockouts, labor troubles, inability to procure material, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under this Lease, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, the provisions of this Subparagraph shall at no time operate to excuse Tenant from any obligations for payment of Rent, or any other payments required by the terms of this Lease when the same are due, and all such amounts shall be paid when due, except as otherwise expressly provided in this Lease.

(J) Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

(K) Exclusive Agreement. This Lease Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation or condition not expressed in this Lease shall affect, or be deemed to interpret, change or restrict the express provisions hereof.

(L) Trial by Jury. It is mutually agreed between the Landlord and the Tenant that each of them shall, and hereby does, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of, or in any way connected with, this Lease, the Tenant’s use or occupancy of the Leased Property, and any claim of injury or damage related to any of the same.

(M) Amendment or Termination. Except as otherwise provided herein, this Lease may be modified or amended only with the prior written approval of both parties, and it may not be discharged or terminated except in writing.

(N) Authorizations and Representations. Each party hereby severally represents that it has been duly authorized to execute, deliver and perform this Lease through its members, officers or agents signing on its behalf and affixing any appropriate seal hereto.

(O) Accord and Satisfaction. Landlord is entitled to accept, receive and cash or deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply the same at Landlord’s option to any obligation of Tenant and the same shall not constitute payment of any amount owed except that to which Landlord has applied the same. No endorsement or statement on any check or payment shall affect Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy.

(P) Financing. If Landlord desires to obtain or refinance any mortgage loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any lender or proposed lender for changes or modifications in this Lease subject however to Subsection 30(B). In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such lender and to consent to such financing if such consent is requested by such lender. Tenant shall provide any other consent or statement and shall execute any and all other commercially reasonable documents that such lender reasonably requires in connection with such financing, including any commercially reasonable subordination, non-disturbance and attornment agreement, so long as the same do not adversely affect any right, benefit or privilege of Tenant under this Lease except in any non-material respect or materially increase Tenant’s obligations under this Lease in any material respect or increase any of Tenant’s monetary obligations under this Lease.

36.	Early Termination.

(A) So long as Tenant is not in default under any of the terms and provisions of this Lease and all of the terms, covenants and conditions on Tenant’s part to be performed under this Lease have been and continue to be fully and faithfully performed for the balance of the Term, Tenant shall have the option exercisable by written notice given at any time after the end of the twelfth (12th) month following the Rent Commencement Date, to terminate this Lease effective at the end of the third (3rd) calendar month following the month in which written notice of the election is given. To be effective, Tenant’s exercise of its option to terminate must be accompanied by (a) an Early Termination Fee equal to three (3) months of Base Rent and Operating Expenses, and (b) payment of the unamortized portion of the Landlord’s Work (the “Unamortized Portion”) as described in Paragraph 2A and Exhibit B. Tenant’s right to terminate shall be effective as of September 30, 2006 and shall expire if such option is not exercised by giving such written notice on or before February 29, 2009. The Unamortized Portion shall be computed by dividing the total cost of Landlord’s Work by the number of months in the original term of this Lease and multiplying the result by the number of months remaining in the Lease term as of the effective date of Tenant’s termination notice. (Example: The cost of Landlord’s Work is $18,000 and the effective date of the termination notice is March 31, 2008. $18,000 ÷ 45 months = $400 × 15 months = $6,000 = the Unamortized Portion.) Landlord estimates the cost of Landlord’s Work will be between $15,000 and $25,000 and represents that in no event shall the cost of Landlord’s Work exceed the sum of $25,000. Landlord shall provide Tenant with the actual cost of Landlord’s Work upon its substantial completion.

(B) Notwithstanding Subparagraph (A) hereof, in the event that Tenant presents to Landlord a replacement tenant (the “Replacement Tenant”) on or before the effective date of termination of this Lease, and Landlord (i) approves the Replacement Tenant and (ii) enters into a lease (the “Replacement Lease”) with the Replacement Tenant for a term of at least twelve (12) months and the Replacement Tenant fully performs its obligations under the Replacement Lease for a minimum of twelve (12) months, Landlord shall refund a portion of the Early Termination Fee to Tenant within thirty (30) days after the satisfaction of (B) (i) and (ii) above. The portion to be refunded shall be calculated by subtracting from the Early Termination Fee the sum of (a) Base Rent and Operating Expenses for the period between the effective date of termination of this Lease and the date on which the Replacement Tenant begins to pay rent for the Leased Premises and (b) the cost of the fit-up which Landlord must perform under the Replacement Lease.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first above written.

SITTERLY ASSOCIATES II, LLC

By:	/s/ Edward P. Abele
Its:	Manager

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ John R. Tuttle
Its:	CEO

[Floorplan of Proposed New Tenant Space for: DAYSTAR TECHNOLOGIES]

EXHIBIT B

[Floorplan of Proposed New Tenant Space for: DAYSTAR TECHNOLOGIES]